EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports Fourth Quarter EPS of $0.71 versus

$0.70 from Continuing Operations Last Year;
Achieves Record Annual EPS of $1.89 for Fiscal 2005;

Provides First Quarter EPS Guidance

Warrendale, PA, March 1, 2006 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the fourth quarter and year ended January 28, 2006.

Fourth Quarter Ended January 28, 2006

  Total sales increased 13.4% to $764.4 million from $674.0 million for the quarter ended January 29, 2005.
  Comparable store sales increased 7.8% compared to a 28.6% increase in the corresponding period last year.
  Gross profit for the quarter increased to $354.2 million, or 46.3% as a percent to sales, from $332.4 million, or 49.3% as a percent to sales last year. The decline in gross profit as a percent to sales was primarily due to a lower merchandise margin as well as the deleveraging of buying, occupancy and warehousing costs.
  Operating income for the quarter increased to $174.2 million from $171.7 million last year. Operating income as a percent to sales was 22.8% compared to 25.5% last year.
  On January 27, 2006, the Company entered into an agreement to sell certain assets of National Logistics Services, its Canadian distribution operation. As a result of this agreement, the Company recognized a $0.01 per diluted share loss. Additionally, the assets subject to this agreement have been classified as held-for-sale for all periods presented in the accompanying Condensed Consolidated Balance Sheets. This transaction was completed during February 2006.
  During the quarter, the Company recognized a tax charge of $0.02 per diluted share related to the anticipated repatriation of foreign earnings. This charge is reflected in the fourth quarter's 40% effective tax rate.
  Net income for the quarter increased to $107.5 million, or $0.71 per share on a diluted basis, from net income of $100.9 million, or $0.66 per share on a diluted basis last year (which included a $0.04 loss from discontinued operations). As described above, net income includes a $0.01 per diluted share loss related to National Logistics Services and a $0.02 per diluted share tax charge related to the anticipated repatriation of foreign earnings.

Fiscal Year Ended January 28, 2006

  Total sales increased 22.8% to $2.309 billion from $1.881 billion for the twelve months ended January 29, 2005.
  Comparable store sales increased 15.5% compared to a 21.4% increase in the same twelve month period last year.
  Gross profit for the period increased to $1.074 billion, or 46.5% as a percent to sales, from $877.8 million, or 46.7% as a percent to sales last year. The decline in gross profit as a percent to sales was primarily due to a lower merchandise margin, partially offset by the leveraging of buying, occupancy and warehousing costs.
  Operating income for the period increased to $461.1 million, or 20.0% as a percent to sales, from $362.7 million, or 19.3% as a percent to sales last year.
  Net income for the period increased to $294.2 million, or $1.89 per share on a diluted basis, from net income of $213.3 million, or $1.42 per share on a diluted basis last year (which included a $0.07 loss from discontinued operations). As described above, net income includes a $0.01 per diluted share loss related to National Logistics Services and a $0.02 per diluted share tax charge related to the anticipated repatriation of foreign earnings.

In a separate release this morning, the Company announced a February comparable store sales increase of 6%. At this time, Management expects first quarter earnings to be in the range of $0.36 to $0.38, compared to $0.35 per share last year. Guidance in 2006 includes the expensing of stock options. The first quarter guidance includes stock option expense of approximately $0.02 per share. For the year, we expect stock option expense to be approximately $0.04-$0.05 per share.

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At 9:00 a.m. Eastern Time, on March 1, 2006, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.  Anyone unable to listen to the call can access a replay beginning March 1, 2006 at 12:00 p.m. Eastern Time through March 15th.  To listen to the replay, dial 1-800-642-1687 and reference confirmation code 3321190#. An audio replay of the conference call will also be available at www.ae.com.

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American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing for 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic T's as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 798 stores in 50 states, the District of Columbia, Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our Spring assortments are not well received, and as a result, our first quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	January 28, 2006	January 29, 2005
	(Unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$751,518	$589,607
Merchandise inventory (1)	210,739	170,576
Other current assets	106,232	91,601
Assets held for sale (2)	12,183	13,581
Total current assets	1,080,672	865,365
Property and equipment, net	345,518	339,833
Goodwill, net	9,950	9,950
Long-term investments	145,774	84,416
Other assets, net	23,735	29,362
Total Assets	$1,605,649	$1,328,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable (1)	$139,197	$108,929
Accrued compensation and payroll taxes	58,186	36,008
Accrued rent	52,506	45,089
Accrued income and other taxes	43,273	33,926
Unredeemed stored value cards and gift certificates	43,045	32,724
Current portion of deferred lease credits	10,406	9,798
Other current liabilities	15,010	16,152
Total current liabilities	361,623	282,626
Deferred lease credits	60,087	57,758
Other non-current liabilities	28,387	25,056
Total non-current liabilities	88,474	82,814
Total stockholders' equity	1,155,552	963,486
Total Liabilities and Stockholders' Equity	$1,605,649	$1,328,926

Current Ratio	2.99	3.06
(1) The Company has historically recognized ownership of merchandise inventory for financial reporting purposes at the point when it arrived at one of the Company's deconsolidation centers. With upgrades to merchandise systems and increased visibility, the Company will record merchandise at the FOB port, which is when risk of loss and title transfers to the Company. Merchandise inventory and accounts payable as of January 28, 2006 and January 29, 2005 have been adjusted by $31.0 million and $32.6 million, respectively, to reflect this change.
(2) Assets held for sale represent the assets of National Logistics Services subject to the sales agreement entered into during the fourth quarter of Fiscal 2005, which closed in February 2006. Amounts as of January 29, 2005 have been reclassified for comparative purposes.

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AMERICAAN EGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$764,367	$674,024	$2,309,371	$1,881,241
Cost of sales, including certain buying, occupancy and warehousing expenses	410,123	341,647	1,235,620	1,003,433
Gross profit	354,244	332,377	1,073,751	877,808
Selling, general and administrative expenses	160,869	142,386	538,091	446,829
Depreciation and amortization	19,149	18,304	74,578	68,273
Operating income	174,226	171,687	461,082	362,706
Other income (expense), net	4,378	3,343	15,885	4,129
Income before income taxes	178,604	175,030	476,967	366,835
Provision for income taxes	71,468	68,086	183,256	142,603
Income from continuing operations, net of tax	107,136	106,944	293,711	224,232
Income (loss) from discontinued operations, net of tax	405	(6,027)	442	(10,889)
Net income	$107,541	$100,917	$294,153	$213,343

Basic per common share amounts:
Income from continuing operations	$0.72	$0.73	$1.94	$1.55
Loss from discontinued operations	-	(0.04)	-	(0.08)
Net income per basic common share	$0.72	$0.69	$1.94	$1.47

Diluted per common share amounts:
Income from continuing operations	$0.71	$0.70	$1.89	$1.49
Loss from discontinued operations	-	(0.04)	-	(0.07)
Net income per diluted common share	$0.71	$0.66	$1.89	$1.42

Weighted average common shares outstanding - basic	148,112	147,094	151,604	145,150
Weighted average common shares outstanding - diluted	151,461	153,402	155,354	150,244
Total gross square footage at end of period:			4,780,187	4,540,095
Store count at end of period:			870	846

CONTACT:
American Eagle Outfitters, Inc.	OR	Financial Media Contact
Judy Meehan, 724-776-4857		Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660